EXHIBIT 10.b

2100 Highway 55
Medina, MN 55340-9770
763-542-0509

April 27, 2016
Steve Eastman
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Dear Steve:

On behalf of Polaris Industries Inc., I am pleased to offer you the B1 Level position of President, PG&A.

I.	Effective Date
April 27, 2016

II.	Base Salary
Your annual base salary will be $400,000 paid bi-weekly. Your salary will be reviewed annually, subject to the approval of the Board of Directors. Your salary review date for 2017 will be April 1.

III.	Cash Incentive Compensation
You will be a “B1” Level (Company officer) under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company. Your target for the Senior Executive Annual Incentive Program will be 80% of base salary paid during a year, subject to adjustments by the Compensation Committee. For the 2016 plan year, this amount will be prorated based on your time as a “B1” Level officer. The proposed performance threshold matrix is attached as Exhibit A and the final will be approved at the January Board meeting.

IV.	Long Term Incentive Plan (LTIP)
You remain eligible for the Long Term Incentive Plan. The target incentive opportunity will continue to be expressed as a percentage of your total long term incentive. This amount is expected to increase with the January 2017 grant based on the increased responsibilities, expected level of contribution and consideration of market data for the position. As you know, the performance metrics for the LTIP are determined each year by the Compensation Committee of the Board of Directors during the January meeting. The final 2016-2018 is attached as Exhibit B.

V.	Stock Options
You will continue to be eligible for annual stock grants on a basis consistent with other similarly situated executives, subject to performance.

VI.	Benefits & Perquisites
You will continue to participate in Polaris’ benefit programs and receive the perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change by the Compensation Committee and at present include medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation, and a country club membership (tax gross-ups are not provided for club initiation and dues, tax, estate and financial planning). Additionally, you have the use of Polaris’ products in accordance with Polaris’ guidelines. You will also be eligible for an annual physical examination at the Mayo Clinic paid for by Polaris. A summary of the current benefits is enclosed as Exhibit D.

VII.	Ownership Guidelines and Section 16 Reporting Obligations
Polaris has established stock ownership guidelines for the Board of Directors and Company officers. The guidelines require executive officers to own a designated number of shares of the Company’s Common Stock. As President, PG&A you will be required to own 2x your base salary.

Remember, all your transactions in Polaris securities are subject to Polaris’ Insider Trading Policy. Before engaging in any transaction in Polaris securities you must pre-clear the transaction with the Chief Financial Officer. All transactions must be reported within two days.

This offer is contingent on approval of the Polaris Board of Directors.

Steve, we are very excited to have you continue to be a part of the Polaris team. We believe you will continue to make a huge impact in the coming years and develop in several areas that will position you very well for the long term. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. If you agree to this offer, please sign and return to Jim Williams at 2100 Highway 55, Medina, MN 55340.

Very truly yours,

/s/ BENNETT MORGAN
Bennett Morgan
President and Chief Operating Officer

Accepted and Confirmed:

/s/ STEVE EASTMAN
Steve Eastman